EXHIBIT 23.1



                         Consent of Independent Auditors

The Board of Directors
Wave Systems Corp.:



     We consent to the use of our report incorporated herein by reference. Such report, dated March 27, 1998, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations since inception that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                              /s/ KPMG Peat Marwick LLP
                                             ---------------------------
                                              KPMG Peat Marwick LLP
Boston, Massachusetts
December 15, 1998